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                                                                    EXHIBIT 99.2



                        STOCKHOLDER AND VOTING AGREEMENT


       THIS STOCKHOLDER AND VOTING AGREEMENT (this "Agreement"), dated as of November 20, 2003, is made and entered into among Kinross Gold Corporation, a corporation organized in the Province of Ontario ("Kinross"), and Zoloto Investors, LP, a Delaware limited partnership, Solitario Resources Corporation, a Colorado corporation, Christopher E. Herald, Mark E. Jones, III, Brian Labadie, James R. Maronick, and Steven A. Webster (collectively, the "Stockholders").

                                    RECITALS

       A. Kinross and Crown Resources Corporation, a Washington corporation ("Crown"), have entered into a Letter of Intent dated as of October 7, 2003 (the "Transaction Agreement"), pursuant to which and subject to the conditions set forth in the Transaction Agreement, Kinross will acquire the business and assets of Crown, other than Crown's interest in Solitario Resources Corporation. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Transaction Agreement.

       B. As of the date hereof, the Stockholders beneficially own and are entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that number of shares of common stock, par value $0.001 per share, of Crown (the "Shares"), and options, warrants, convertible notes, or other rights to convert into or acquire additional Shares, all set forth on Exhibit "A" attached hereto and incorporated herein by this reference. The Shares owned by the Stockholders, including the Shares of Crown subject to rights held by the Stockholders, together with any other Shares of Crown the beneficial ownership of which is acquired by the Stockholders, subsequent to the date of this Agreement, are collectively referred to herein as "Subject Shares."

       C. As a condition and inducement to Kinross' willingness to enter into a Definitive Agreement with respect to the proposed transaction, Crown has requested that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Agreement and the Transaction Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT

       1.1 AGREEMENT TO VOTE SUBJECT SHARES. From the date hereof through the earlier of: (a) the closing of the Merger (as defined in the Transaction Agreement); (b) the termination of the Transaction Agreement in accordance with its terms; or (c) the termination of any Definitive Agreement in accordance with its terms (the "Pre-Closing Period"), at any meeting of the stockholders of Company called to consider and vote upon the adoption and approval of the Merger contemplated by the Transaction Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption and approval of the Transaction Agreement by written consent of stockholders of Company, the Stockholders shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares, whether heretofore owned or hereinafter acquired, in favor of the adoption and approval of the Merger and in favor of any other matter necessary for the consummation of the transactions contemplated by the Transaction Agreement (collectively, the "Transaction"), and

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considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Pre-Closing Period, at any meeting of the stockholders of Company called to consider and vote upon any Other Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Other Proposal by written consent of stockholders of Company, the Stockholders shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares against such Other Proposal. For purposes of this Agreement, the term "Other Proposal" means any (x) proposed to acquire the stock or assets of Crown made by any person or group other than Kinross or (y) other action which is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Kinross of any of the Transactions or any of the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that neither the Transaction nor any other transaction contemplated by the Transaction Agreement to be consummated by Kinross and Crown in connection therewith shall constitute an Other Proposal. The Stockholders shall not enter into any agreement or understanding with any person or entity the effect of which would be a violation of the provisions and agreements contained in this Section 1.1.

       1.2    IRREVOCABLE PROXY.

       (a) GRANT OF PROXY. THE STOCKHOLDERS HEREBY APPOINT KINROSS AND ANY DESIGNEE OF KINROSS, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDERS' PROXY PURSUANT TO THE PROVISIONS OF THE WASHINGTON BUSINESS CORPORATION ACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SHARES ONLY TO ACCOMPLISH THE PURPOSE AND AGREEMENTS SET FORTH IN
SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF THE STOCKHOLDERS UNDER THIS AGREEMENT. THE STOCKHOLDERS AFFIRM THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDERS SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

       (b) OTHER PROXIES REVOKED. The Stockholders represent that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

       2.1 CERTAIN REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Each of the representations and warranties of the Stockholders shall be true, accurate, and correct in all respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date. The Stockholders represent and warrant to Kinross as follows:

       (a) POWER AND AUTHORITY; EXECUTION AND DELIVERY. The Stockholders have all requisite legal capacity, power, and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholders. This Agreement has been duly executed and delivered by the Stockholders and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                                        2

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       (b)    NO CONFLICTS. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not: (i) conflict with or result in any breach of any organizational documents applicable to the Stockholders; or (ii) conflict with, result in a breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination, or award binding on the Stockholders, other than any such conflicts, breaches, violations, defaults, obligations, rights, or losses that individually or in the aggregate would not: (i) impair the ability of the Stockholders to perform the Stockholders' obligations under this Agreement; or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                                   ARTICLE III

                                CERTAIN COVENANTS

       3.1    CERTAIN COVENANTS OF THE STOCKHOLDERS.

       (a) RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND NONINTERFERENCE. During the Pre-Closing Period, the Stockholders shall not, directly or indirectly, in their capacity as stockholders of Crown, except pursuant to the terms and conditions of this Agreement: (i) offer for sale, sell, transfer, tender, loan, pledge, encumber, assign, or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment, or other disposition of, grant any rights with respect to, or enter into any transaction which is designed to, or might be reasonably be expected to, resort in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of any right, title and interest any or all of the Subject Shares; (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue, inaccurate or incorrect or have the effect of impairing the ability of the Stockholders to perform Stockholders' obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or by the Transaction Agreement.

       (b) CONVERSION OF NOTES. On or before the record date set by the Crown board for the special meeting of Crown stockholders held to consider and approve the transaction contemplated by the Transaction Agreement, the Stockholders agree to convert any Crown Convertible Notes held by them into shares of common stock of Crown.

       (c) COOPERATION. The Stockholders shall reasonably cooperate with Kinross and Crown in connection with their respective efforts to fulfill the conditions to the Transaction Agreement.

       (d) NO SOLICITATION. Except as set forth in the Transaction Agreement and as set forth in this Agreement, the Stockholders shall not, in their capacity as stockholders of Crown, respond to any inquiries or the making of any proposal by any person or entity (other than Kinross or any affiliate of Kinross) concerning any business combination merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities, or similar transactions involving Crown or any subsidiary, division, or operating or principal business unit of Crown. If the Stockholders receive any such inquiry or proposal, then the Stockholders shall promptly inform Kinross of the existence thereof. Except as set forth in the Transaction Agreement and as set forth in this Agreement, the Stockholders will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

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                                   ARTICLE IV

                                  MISCELLANEOUS

       4.1 FEES AND EXPENSES. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

       4.2 AMENDMENT; TERMINATION. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement and the proxies granted pursuant to Section 1.2 shall terminate at the end of the Pre-Closing Period.

       4.3 EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

       4.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

       4.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

       4.6 NOTICES. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier or telecopy (providing proof of delivery) to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

              If to Kinross, to:

              Shelley M. Riley
              Kinross Gold Corporation
              52nd Floor, Scotia Plaza
              40 King Street West
              Toronto, Ontario CANADA  M5H 3Y2
              Telephone:  (416) 365-5123
              Telecopy:  (416) 363-6622

              with a copy (which shall not constitute notice) to:

              Keith L. Pope
              Parr Waddoups Brown Gee & Loveless
              185 South State Street, Suite 1300
              Salt Lake City, Utah 84111-1537
              Telephone:  (801) 532-7840
              Telecopy:  (801) 532-7750

              If to the Stockholders, to the addresses set forth on the signature page hereto.


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       4.7    ASSIGNMENT. Except to a wholly owned subsidiary, neither this
Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Stockholders without the prior written consent of Kinross, and any such assignment or delegation that is not consented to shall be null and void other than an assignment or delegation to a wholly owned subsidiary. This Agreement, together with any rights, interests, or obligations of Kinross hereunder, may be assigned or delegated, in whole or in part, by Kinross without the consent of or any action by the Stockholders upon notice by Kinross to the Stockholders as provided herein; PROVIDED THAT, such assignment and delegation is made to a person (an "Assignee") to whom the rights and interests of Kinross under the Transaction Agreement are assigned. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred, assigned, or passed, whether by operation of law or otherwise).

       4.8 CONFIDENTIALITY. The Stockholders recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure of such matters, the Stockholders hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Kinross, except for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event the Stockholders shall give notice of such disclosure to Kinross as promptly as practicable so as to enable Kinross to seek a protective order promptly from a court of competent jurisdiction with respect thereto. Notwithstanding anything to the contrary in this Agreement Kinross and the Stockholders agree that each of them (and each employee, representative, and other agent of Kinross or the Stockholders) may disclose the tax treatment and tax structure of the transaction contemplated by the Transaction Agreement (and any related transactions) and all materials of any kind (including opinions or other tax analyses) provided to Kinross or the Stockholders relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

       4.9 FURTHER ASSURANCES. The Stockholders shall execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate and reasonably requested by Kinross in order to ensure that Kinross receives the full benefit of this Agreement.

       4.10 ENFORCEMENT. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

       4.11 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

       4.12 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       4.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.


                                       5
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       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                    Kinross:

                                            KINROSS GOLD CORPORATION


                                            By /s/ John Ivany
                                               --------------


                                    The Stockholders:
                                            Zoloto Investors, LP
                                            by Zoloto, LLC, its general partner


                                            By: /s/ Steven A. Webster
                                                ---------------------
                                                Steven A. Webster, sole member



                                            Solitario Resources Corporation


                                            By /s/ Christopher E. Herald
                                               -------------------------


                                            /s/ Christopher E. Herald
                                            -------------------------
                                            Christopher E. Herald


                                            /s/ Mark E. Jones, III
                                            ----------------------
                                            Mark E. Jones, III


                                            /s/ Brian Labadie
                                            -----------------
                                            Brian Labadie


                                            /s/ James R. Maronick
                                            ---------------------
                                            James R. Maronick


                                            /s/ Steven A. Webster
                                            ---------------------
                                            Steven A. Webster


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
                                    EXHIBIT A


STOCKHOLDERS AND THE NUMBER OF SHARES DIRECTLY CONTROLLED
AS OF NOVEMBER 10, 2003

Steve Webster (holds 225,000 options*).  (Mr. Webster has beneficial interest in Zoloto holdings)
Chris Herald (holds 850,000* options and 37,268 shares)
Mark Jones (holds 175,000* options)
Brian Labadie (holds 225,000* options)

Non-director
James Maronick (holds 530,000* options and 2,177 shares)



Zoloto holdings
Outstanding shares:  768,375
Fully diluted: Senior notes $2,000,000 convertible into 5,714,286 shares*
Warrants for 5,714,286 shares (exerciseable at $0.75 per share) *

Solitario holdings
Outstanding shares:  965,491
Fully diluted: Senior notes $1,000,000 convertible into 3,057,143 shares*
Warrants for 3,057,143 shares (exerciseable at $0.75 per share) *

* Until and unless converted or exercised, these shares are not entitled to vote at a meeting of shareholders.

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